Exhibit 3.120

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “OPR, LLC”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF AUGUST, A.D. 2015, AT 1:41 O’CLOCK P.M.

	/s/ Jeffrey W. Bullock
5806619 8100	Jeffrey W. Bullock, Secretary of State
	AUTHENTICATION:	2659025
151191280	DATE:	08-19-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 08/19/2015 FILED 01:41 PM 08/19/2015 SRV 151191280 - 5806619 FILE

STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION

First: The name of the limited liability company is OPR, LLC

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                               .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 19 day of August, 2015.

By:	/s/ Norine Nagel
Authorized Person (s)

Name:	Norine Nagel